Dresser, Inc. 15455 Dallas Parkway, Suite 1100 - Addison, Texas 75001 - phone 972/361-9933 - fax 972/361.9929

Dresser Requests Extension For Delivery Of Financial Statements from Senior Lenders

DALLAS, TEXAS (Nov. 2, 2005)--Dresser, Inc. announced today that it is seeking an extension from the lenders under its senior secured credit facility and senior unsecured term loan of its financial statements delivery requirement.

The request would extend the deadline from Nov. 14, 2005, to Feb. 15, 2006, for providing audited financial statements for the fiscal year ended Dec. 31, 2004, and unaudited financial statements for the fiscal quarters ended March 31, June 30, and Sept. 30, 2005. It would also permit a similar extension under the senior unsecured term loan for the filing of any pro forma financial information that may be required after the expected sale of Dresser's On/Off valve business and request a technical amendment under the senior secured credit facility.

The company also said it will commence a consent solicitation from the holders of its outstanding $550.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2011 to amend and waive certain reporting requirements in the governing indenture. Details about this consent solicitation will be announced as soon as they are available.

The company believes the extension from its lenders will provide time for the company to complete its consent solicitation process and file its delayed SEC reports.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with more than 8,500 employees and a sales presence in more than 100 countries worldwide. The company's website is www.dresser.com.

Safe Harbor Statement:

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the company's expectations regarding the restatement of its prior financial statements, the completion of the 2004 audit and the unaudited results of the first, second and third quarters of 2005. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the company's control. Factors that could affect the company's forward-looking statements may include, among other things: unanticipated changes to the company's previously issued financial statements; unexpected effects from the 2004 audit and restatement process on the

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company's results of operations, liquidity or financial condition and the additional risk factors identified in the company's registration statement on Form S-1 which was filed on December 7, 2004. Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com